Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2011 relating to the financial statements of the Predecessor Company and of our report dated February 23, 2012 relating to the financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of the Successor Company, included in Spansion Inc.’s Annual Report on Form 10-K for the year ended December 25, 2011. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 9, 2012